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                                                                   Exhibit 99.5

[Kennametal logo]                            FROM:    KENNAMETAL INC.
                                                      P.O. Box 231
                                                      Latrobe, PA 15650

                                                      Investor Relations
                                                      724-539-6141
                                                      Contact:  Beth A. Riley

                                                      Media Relations
                                                      724-539-4618
                                                      Contact:  Steve Halvonik

                                             DATE:    September 25, 2002

                                      FOR RELEASE:    Immediate


                    KENNAMETAL CERTIFIES FINANCIAL STATEMENTS

LATROBE, Pa., September 25, 2002 - Kennametal Inc. (NYSE: KMT) today announced that the company has filed sworn statements in full compliance with the SEC's recent order requiring public companies with revenues in their last fiscal year of greater than $1.2 billion to deliver these statements.

The statements, signed by Markos I. Tambakeras, Chairman, President and Chief Executive Officer and F. Nicholas Grasberger III, Vice President and Chief Financial Officer, fully comply with the form prescribed by the SEC in the order. The officers have certified that, to the best of their knowledge, the company's annual report on Form 10-K for fiscal year ended June 30, 2002 and all subsequent periodic reports are accurate in all material respects.

In addition, Messrs. Tambakeras and Grasberger today signed certifications in full compliance with Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and filed them with the SEC with the Form 10-K. In these certifications, the two officers have certified that, to their knowledge, the Form 10-K fully complies with the SEC requirements for this report and does not contain any untrue statement or omission of material fact and that the information contained in the Form 10-K fairly represents, in all material respects, the financial condition and results of operations of the company.

Each of these certifications was reviewed by the company's Audit Committee.

Each of these certifications is available for viewing on the company's website at http://www.kennametal.com/en/images/pdf/9-25-02-CEO-CFOCert.pdf.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With approximately 12,000 employees worldwide, the company's fiscal 2002 annual sales were approximately $1.6 billion, with a third coming from sales outside the United States.

Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at www.kennametal.com.

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